UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2005

SAXON CAPITAL, INC.

(Exact name of registrant as specified in its charter)

_________________

Maryland	001-32447	30-0228584
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

4860 Cox Road, Suite 300 Glen Allen, Virginia	23060
(Address of principal executive offices)	(Zip Code)

        Registrant’s telephone number, including area code (804) 967-7400

Formerly Saxon REIT, Inc.

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The information set forth under Item 5.02 "Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers" is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 23, 2005, Saxon issued a press release announcing the election by the Board of Directors of a new non-employee director, Louis C. Fornetti. Mr. Fornetti will serve as a member of the Compensation Committee and the Governance and Nominating Committee. In addition, Mr. Fornetti will serve on the Audit Committee, and has been found by the Board of Directors to satisfy the qualifications necessary for designation as a financial expert. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

On March 23, 2005, the Board granted 20,000 restricted stock units to Louis C. Fornetti, a non-employee director, pursuant to Saxon's 2001 Stock Incentive Plan and the restricted stock unit agreement for non-employee directors. The restricted stock units will vest in four equal annual installments on each of the first, second, third and fourth anniversaries of the date of grant. The restricted stock units will become immediately vested in the event of: (1) termination of service as a director other than due to resignation or removal in accordance with Article VI, Section 6.3 of Saxon's Charter, or (2) a "Change of Control" of Saxon, as defined in the Plan, while the participant is serving as a director of Saxon. The restricted stock units will be forfeited in the event Mr. Fornetti resigns or is removed in accordance with Article VI, Section 6.3 of Saxon's Charter. As a grantee of the restricted stock units, he will be entitled to receive all dividends and other distributions paid with respect to the common shares of Saxon underlying such restricted stock units at the time such dividends or other distributions are paid to holders of common shares, but will have no other rights as a shareholder with respect to the granted units until the Common Shares underlying the restricted stock units have been issued and delivered.

Item 9.01 Exhibits

Exhibit 99.1 Press Release dated March 23, 2005.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAXON CAPITAL, INC. By: /s/Robert B. Eastep —————————————— Robert B. Eastep Executive Vice President, Chief Financial Officer

Date: March 23, 2005